Exhibit 99.1

WINTHROP REALTY TRUST

INSTRUCTIONS AS TO USE OF
RIGHTS CERTIFICATES

CONSULT YOUR BANK OR BROKER,
IF YOU HAVE ANY QUESTIONS AFTER READING THESE INSTRUCTIONS

 The following instructions relate to the rights offering (the "Offering") by Winthrop Realty Trust, a real estate investment trust organized under the laws of the State of Ohio (the "Company"), made to the holders ("Holders") of the Company's outstanding Shares of Beneficial Interest, $1.00 par value per share (the "Common Shares") and holders of the Company’s Series B-1 Cumulative Convertible Redeemable Preferred Shares (“Preferred Shares”), as described in the Company's Prospectus dated __________, 2008 (the "Prospectus").  Holders of record (the "Record Date  Holders") of Common Shares or Preferred Shares at the close of business on _________, 2008 (the "Record Date") are each receiving one non-transferable subscription right (each a "Right") for every 10 Common Shares held on the Record Date or, in the case of holders of Preferred Shares, a Right for every 10 Common Shares issuable upon conversion on the Record Date.  Each Right entitles the holder thereof (the "Rights Holder") to subscribe for and purchase from the Company one Common Share (the "Basic Subscription") at the subscription price of  $_____ (the "Subscription Price").  No fractional Rights or cash in lieu thereof will be distributed or paid by the Company.  An aggregate of up to 8,845,036 Common Shares (the "Underlying Shares") will be distributed in connection with the Offering.

Subject to the proration and possible reduction described below, each Right also entitles any Record Date Holder exercising in full the Basic Subscription the right to subscribe for additional Common Shares that have not been purchased through the exercise of Basic Subscription Rights (the "Oversubscription Privilege").  The Oversubscription Privilege is not transferable.  If the Record Date Holder elects to exercise the Oversubscription Privilege, such Record Date Holder must do so concurrently with the exercise of the Basic Subscription.  If the Underlying Shares that are not subscribed for through the Basic Subscription (the "Excess Shares") are not sufficient to satisfy all subscriptions pursuant to the Oversubscription  Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Record Date Holders exercising the Oversubscription Privilege in proportion to the number of Common Shares purchased by holders pursuant to the their Basic Subscription.

The Subscription Price is payable in cash.  See "THE RIGHTS OFFERING" in the Prospectus.

The Rights will expire at 5:00 p.m. New York City time on ________, 2008, or such later time and date as the Company  may determine in its sole discretion (the "Expiration Time").

The number of Rights to which you are entitled is printed on the face of your Rights Certificate.  You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate form or forms on the Rights Certificate and returning the Rights Certificate to National City Bank, the subscription agent (the  "Subscription  Agent"), in the envelope provided.  You may revoke your subscription exercise at any time until the Expiration Time.

YOUR RIGHTS CERTIFICATE OR NOTICE OF GUARANTEED DELIVERY MUST BE RECEIVED BY THE SUBSCRIPTION AGENT AND PAYMENT OF THE SUBSCRIPTION PRICE FOR SHARES SUBSCRIBED FOR UNDER THE BASIC SUBSCRIPTION INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED CHECKS MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, AT OR BEFORE 5:00 P.M. NEW YORK CITY TIME ON _________, 2008 UNLESS EXTENDED.

SUMMARY INSTRUCTIONS
AS TO USE OF RIGHTS CERTIFICATE

To exercise your subscription rights, you must complete and deliver to the subscription agent the blue engraved rights certificate included in this package on or before the ___________, 2008 expiration date of the rights offering (unless we extend the expiration date).  Set forth below is a summary of instructions for filling out the various boxes contained on the back of the Rights Certificate:

Box 1 (to be completed if you desire to exercise your rights)

Box 1	•
If you would like to exercise your Basic Subscription rights, please fill in the number of shares that you would like to purchase on the first line in Box 1 and fill in the aggregate purchase price for those shares on the second line. You may purchase the number of shares shown in the box in the upper right hand corner of the front side of Rights Certificate or such lesser amount as you may desire. The aggregate purchase price for your exercise of Basic Subscription rights equals the number you have inserted on the first line, multiplied by $_____.

•
Check the first box included in Box 1 if you are going to be exercising your rights pursuant to a Notice of Guaranteed Delivery because you are concerned that your rights certificate might not properly reach the subscription agent prior to the expiration time of the rights offering.

•	Please, check the appropriate box to indicate your method of payment which should be made at the time you return the completed rights certificate.

Box 2 (to be completed only if you desire to exercise oversubscription rights)

Box 2	•
If you have fully exercised your basic subscription rights and you would like to exercise the oversubscription privilege, please insert the number of additional shares that you would like to subscribe for in the line provided.  You may subscribe for any number of additional shares at a subscription price of $_____ per share. You do not need to send in payment for oversubscription shares until we inform you how many shares have been allocated to you.

Box 3 (to be completed only if the total number of shares for which you subscribe, when added to what you currently own, will exceed 6,600,000)

Box 3	•
If you are exercising your Oversubscription Privilege and you anticipate that your exercise of Subscription Rights will result in your beneficially owning more than 6,600,000 Common Shares, please check the box so that we can arrange to enter into an Ownership Waiver Agreement with you and grant you a waiver from the 9.8% ownership limitation contained in our bylaws.

Box 4 (to be completed by all subscribers)

Box 4	•	Insert in blank same dollar amount as you inserted in Box 1

•	Sign and complete requested information

Box 5 (to be completed by all subscribers)

Box 5	•	Please insert your Taxpayer I.D. number and sign and date the certificate contained in Box 5.

Box 6 (to be completed only if you want your stock certificates delivered to a different addressthan the address to which the rights certificate was sent)

Box 6	•
Please fill out Box 6 if you would like to have the shares that you subscribe for delivered to an address not shown on the face of the rights certificate. In that event, your signature in Box 6 must be medallion guaranteed by an Eligible Institution.

Please return your completed rights certificate to the Subscription Agent, National City Bank, using the pre-addressed envelope included in your offering materials.

If you have any questions, please call our Information Agent, MacKenzie Partners, Inc., at (800) 322-2885.

Additional information relating to the rights certificate is set forth on the following pages.

1.            SUBSCRIPTION PRIVILEGES.

To Exercise Rights.  To exercise your Rights and the Oversubscription Privilege, complete Boxes 1, 2, 4 and 5 of your Rights Certificate (and, if applicable, Boxes 3 and 6 thereof) and send to the Subscription Agent your properly completed and executed Rights Certificate together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription.  (See Instruction 2 below for special instructions on completing Box 5 of the Rights Certificate.)  Payment for shares subscribed for pursuant to the Oversubscription Privilege is not due until five business days following notification of how many shares have been allocated to you under the Oversubscription Privilege.  Payment of the Subscription Price must be made by check, bank draft, or postal, telegraphic or express money order or wire transfer, in each case, payable to National City Bank, as Subscription  Agent.  The Subscription Price will be deemed to have been  received by the Subscription Agent only upon (i) clearance of any uncertified check or (ii) receipt by the Subscription Agent of any certified check or cashier's check, or of any postal, telegraphic or express money order or wire transfer.  IF PAYING BY AN UNCERTIFIED CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE (5) BUSINESS DAYS TO CLEAR.  ACCORDINGLY, RIGHTS HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF AN UNCERTIFIED CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BEFORE THE EXPIRATION  TIME AND ARE URGED TO CONSIDER IN THE ALTERNATIVE, PAYMENT BY MEANS OF A CERTIFIED OR CASHIER’S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

If you have not indicated the number of Rights being exercised, or if you have not forwarded full payment of the Subscription Price for the number of Rights that you have indicated are being exercised, then you will be deemed to have exercised the Basic Subscription with respect to the maximum number of Rights which may be exercised for the aggregate payment delivered by you and, to the extent that the aggregate payment delivered by you exceeds your maximum aggregate Basic Subscription price, such excess amount will be returned to you by the Subscription Agent.

To Exercise  Rights through a Nominee.  If you wish to have your bank, broker or other nominee exercise some or all of your Rights, you must fill out the instructions form on the reverse side of the enclosed form letter providing clear direction as to how many Rights are to be exercised.  Banks, brokers and other nominees who exercise the Subscription Rights on behalf of the beneficial  owners of Rights must complete the appropriate Sections of their Rights Certificate(s), deliver the Rights Certificate(s) to the Subscription Agent and comply with all other applicable provisions contained in the Prospectus, including without limitation, those described under “THE RIGHTS OFFERING – Notice to Beneficial Holders”.

To Exercise Rights if Rights Certificate Might Not Properly Reach the Subscription Agent Prior to the Expiration Time.  You may cause a written guarantee substantially in the form delivered with the Prospectus (the "Notice of Guaranteed Delivery") from a member firm of an approved Signature Guarantee Medallion Program or an institution described in the Prospectus (an "Eligible  Institution"), to be received by the Subscription Agent at or prior to the Expiration Time; payment in full of the applicable Basic Subscription Price may be made separately as long as said payment is also received by the Subscription Agent at or prior to the Expiration Time.  Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Rights Certificate and the number of Underlying Shares being subscribed for pursuant to the Basic Subscription and the number of Underlying Shares being subscribed for, if any, pursuant to the Oversubscription Privilege, and the Eligible Institution must guarantee the delivery to the Subscription  Agent of your properly completed and executed Rights Certificate evidencing those Rights within five (5) New York Stock Exchange trading days ("Trading Days"), following the date of the Notice of Guaranteed Delivery.  If this procedure is followed, your Rights Certificate must be received by the Subscription Agent within five (5) Trading  Days following the date of the Notice of Guaranteed Delivery relating thereto.  Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent.

2.            SUBSTITUTE FORM W-9

Under the federal income tax law, distributions that may be made by the Company on shares issued upon the exercise of Rights may be subject to backup withholding.  Generally, such payments will be subject to backup withholding unless (a) the holder is exempt from backup withholding or (b) the holder furnishes the payer with his or her correct tax identification number and certifies that the number provided is correct and, in the case of backup withholding on dividend payments, the holder further certifies that such holder is not subject to backup withholding due to prior underreporting of interest or dividend income.  Each Rights holder who exercises Rights and wishes to avoid backup withholding must provide the Subscription Agent (as the Company's agent, in respect of exercised Rights) with such Rights holder's correct taxpayer identification number (or with a certification that such Rights holder is awaiting a taxpayer identification number) and with a certification that such Rights holder is not subject to backup withholding, by completing Substitute Form W-9 contained in Box 5.

Exempt Rights holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements.  In general, in order for a foreign individual to qualify as an exempt recipient, the Rights holder must submit a statement on IRS Form W-8BEN, signed under the penalties of perjury, attesting to that individual's exempt status.  The form of such statements can be obtained from the Subscription Agent.  Exempt Rights holders, while not required to file, should file Substitute Form W-9 to avoid possible erroneous backup withholding.  See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional instructions.

If backup withholding applies, the Company or the Subscription Agent, as the case may be, will be required to withhold 28% of any such payments made to the Rights holder.  Backup withholding is not an additional tax.  Rather, persons subject to backup withholding are entitled to credit the amount of tax withheld against their actual tax liability.  If withholding results in an overpayment of taxes, a refund may be obtained.

What Number to Give the Subscription Agent

The Rights holder is required to give the Subscription Agent the taxpayer identification number of the record owner of the Rights.  If such record owner is an individual, the taxpayer identification number is his or her social security number.  If the Rights are held in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidelines on which number to report.  If the Subscription Agent is not provided with the correct taxpayer identification number in connection with such payments, the Rights holder may be subject to a $50 penalty imposed by the Internal Revenue Service.

3.            9.8% WAIVER REQUEST

If you anticipate that the exercise of your Rights will result in your beneficially owning more than 6,600,000 of the Company’s common shares you must request a waiver from the 9.8% limitation contained in the Company’s declaration of trust and by-laws by checking this box labeled “9.8 Waiver Request” in Box 3 of the Rights Certificate.  The 9.8% limit for a person is computed based on the outstanding common shares, including any common shares issuable to that person upon conversion of preferred shares.

4.            THE SUBSCRIPTION AGENT.

You should mail or deliver checks and completed rights subscription certificates to the Subscription Agent at:

If by mail:	If by Overnight Courier:
National City Bank Corporate Actions Processing Center P.O. Box 859208 Braintree, MA 02185-9208	National City Bank Corporate Actions Processing Center 161 Bay Street Drive Braintree, MA 02184
The Subscription Agent's facsimile number for eligible institutions only is (781) 380-3388. The telephone number for confirmation of receipt of facsimiles is (781) 843-1833 X 200.

5.            ISSUANCE AND DELIVERY OF STOCK CERTIFICATES, ETC.

The issuance and delivery of Underlying Shares that you subscribe for will be made to you at the address shown on the face of your  Rights Certificate unless you provide special delivery instructions to the contrary by completing Box 6 of your Rights Certificate.  Box 6 must be guaranteed by an Eligible Institution.

Subject to satisfaction of the conditions described in the Prospectus and in the Rights Certificate, the Subscription Agent will issue and mail in accordance with the instructions of the exercising Rights Holder, a certificate representing Underlying Shares purchased pursuant to the valid exercise of Basic Subscription Rights, as soon as practicable after the Expiration Time.  Certificates representing the over-subscription shares will be delivered as soon as practicable after the expiration of the subscription period and after the Company has (1) made such prorations as may be necessary in the event the over-subscription requests exceed the number of remaining available shares in the rights offering, (2) notified over-subscribing rights holders as to how many (if any) shares have been allocated to them pursuant to the Oversubscription Privilege and (3) received payment for such over-subscription shares from over-subscribing holders.  See "The Rights Offering – Issuance of Shares Certificates” in the Prospectus.

6.            SIGNATURES.

The signature on the Rights Certificate must correspond with the name of the Rights Holder exactly as it appears on the  face of the Rights Certificate without any alteration or change whatsoever.  Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing.

7.            REVOCATION.

Any Rights Holder that has exercised its subscription rights may revoke such exercise prior to the Expiration Time.  In order to effect such a revocation, a written or facsimile transmission notice of revocation must be received by the Subscription Agent, at its address set forth above, prior to the Expiration Time.  Any such notice of revocation must (i) specify the name of the person who has exercised the Rights being revoked, (ii) identify the rights certificate(s) for which a subscription exercise is being revoked (including the certificate number or numbers and the number of Common Shares for which such rights certificate(s) may be exercised) and (iii) be signed by the holder in the same manner as the original signature on the rights certificate(s) previously tendered.  All questions as to the validity, form and eligibility (including time of receipt thereof) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties.  Any rights certificate for which a right of exercise has been revoked will be deemed not to have been validly tendered for purposes of the Offering and no Common Shares will be issued with respect thereto unless such rights certificate is validly retendered.  Properly revoked rights certificates may be retendered by following the proper procedures at any time prior to the Expiration Time.

8.            METHOD OF DELIVERY.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at your election and risk, but, if sent by mail, you are urged to send such materials by registered mail, properly insured, with return receipt requested, and are urged to allow a sufficient number of days to ensure delivery to the Subscription Agent and, if you are paying by uncertified check, the clearance of payment of the Subscription Price prior to the Expiration Time.  Because uncertified checks may take at least five (5) business days to clear, you are strongly urged to consider payment by means of certified check, cashier's check, money order or wire transfer.

9.            LOST, STOLEN, DESTROYED OR MUTILATED RIGHTS CERTIFICATES.

Upon receipt by the Company and the Subscription Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity and/or security satisfactory to them, in their sole discretion, and reimbursement to the Company and the Subscription Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Rights Certificate, if mutilated, the Subscription Agent will make and deliver a new Rights Certificate of like tenor to the registered Rights Holder in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.  If required by the Company or the Subscription Agent, an indemnity bond must be sufficient in the judgment of each party to protect the Company, the Subscription Agent or any agent thereof from any loss which any of them may suffer if a lost, stolen, destroyed or mutilated Rights Certificate is replaced.  Upon request, the Subscription Agent will deliver to a Rights Holder an Affidavit of Lost, Stolen, Destroyed or Mutilated Rights Certificates,  to be executed by the Rights Holder and returned to the Subscription Agent.

10.            SPECIAL PROVISIONS RELATING TO THE DELIVERY OF RIGHTS THROUGH THE DEPOSITORY TRUST COMPANY.

In the case of Rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Basic  Subscription and the Oversubscription Privilege may be effected by instructing DTC to transfer Rights  from the DTC account of the Rights Holder to the DTC account of the Subscription Agent, together with payment of  the Subscription Price for (A) each Underlying Share subscribed for pursuant to the Basic Subscription and (B) within 5 business days after notification of how many Oversubscription Shares have been allocated to you, the number of Excess Shares allocated to you pursuant to the Oversubscription Privilege.

11.            TRANSFER TAXES.

Except for certain fees charged by the Subscription Agent that will be paid by the Company, all fees and other expenses (including transfer taxes) incurred in connection with the exercise of Rights will be for the account of the Rights Holder, and none of such fees or expenses will be paid by the Company or the Subscription Agent.

12.            IRREGULARITIES.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding.  The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right.  Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion.  Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification.  The Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Offering or not in proper form or if the acceptance thereof or the issuance of the Common Shares pursuant thereto could be deemed unlawful.

13.            INFORMATION AGENT

If you have any questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of the Prospectus, you should contact the Information Agent at the following address and telephone number:

105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) E-mail: proxy@mackenziepartners.com or CALL TOLL-FREE (800) 322-2885